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                                                                    EXHIBIT 21.1


                                ZixIt Corporation
                                 Subsidiary List




Anacom Communications, Inc., a Delaware corporation

Anacom Communications, Inc., a Texas corporation

CStone Consulting, Inc., a California corporation

CustomTracks, Inc., a Delaware corporation (inactive)

Petabyte Corporation, a Delaware corporation (inactive)

SecureDelivery.com, Inc., a Delaware corporation

SecureDelivery Technology Company, a Delaware corporation

ZixCharge.com, Inc., a Delaware corporation

ZixIt.com, Inc., a Delaware corporation

ZixIt Management Services Corporation, a Delaware corporation (payroll entity)

ZixMail.com, Inc., a Delaware corporation

ZixMail Technology Company, a Delaware corporation